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                                                                  EXHIBIT 10.100







March 7, 2000



Mr. Edison Velez
650 Munoz Rivera Avenue
San Juan, PR  00918

Dear Mr. Velez:

We are pleased to detail herein below the provisions of your employment agreement with Doral Mortgage Corporation ("DMC").

1.       TERMS OF EMPLOYMENT

         The term of this Agreement shall be for a period commencing on January 1, 1999 and ending December 31, 2000 unless sooner terminated as herein provided. This Agreement supersedes and cancels all prior employment, personal service or similar agreements between you and DMC or First Financial Caribbean Corporation ("FFCC") and their respective subsidiaries, divisions and ventures.

2.       POSITION AND RESPONSIBILITIES

         You will serve as President of DMC. By your acceptance of this Agreement, you undertake to accept such employment, to devote your full time and attention to DMC, and to use your best efforts, ability, and fidelity in the performance of the duties attaching to such employment. During the term of your employment hereunder, you shall not perform any services for any other company, which services conflict in any way with your obligations under the two preceding sentences of this Section 2, whether or not such company is competitive with the businesses DMC or FFCC, provided, however, that nothing in this Agreement shall preclude you from devoting reasonable periods required for

         (i) serving as a director or member of a committee of any organization involving no conflict or potential conflict of interest with the interests of DMC or FFCC;

         (ii) delivering lectures, fulfilling speaking engagements, teaching at educational institutions;

         (iii)    engaging in charitable and community activities; and

         (iv) managing your personal and family investments, provided that such activities do not interfere with the regular performance of your duties and responsibilities under this Agreement.

You shall, at all times during the term hereof, be subject to the supervision and direction of the Chief Executive Officer and Chairman of the Board of DMC with respect to your duties, responsibilities and the exercise of your powers.


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3.       COMPENSATION

         (a) During the term of this Agreement you shall receive an annual salary of Two Hundred Forty Thousand dollars ($240,000.00) annually payable no less often than monthly in accordance with corporate policy.

         (b) (i) During the term of this Agreement, you shall also be entitled to receive an incentive bonus equal to the lesser of Three Hundred Thousand Dollars ($300,000.00) and (y) Three Percent (3%) based on the net income of Doral Mortgage Corporation over and above Three Million Dollars ($3,000,000) derived from its Mortgage Banking activities (as hereinafter defined).

                  (ii) One half (1/2) of the incentive bonus shall be payable annually by DMC within 120 days following the end of the preceding fiscal year, provided that such amount shall only be payable if you shall have served as President to DMC pursuant to this Agreement for the entire fiscal year to which such payments relate. As used in this
                        Section 3, "Net Income" means the annual net income by DMC and its subsidiaries after all taxes during the calendar year preceding the payment as determined in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as shown by DMC's audited financial statements audited by its independent accountants (hereinafter referred to as "GAAP"). As used in this
                        Section 3, "Mortgage Banking Activities, and all expenses of DMC (including all taxes) shall be deemed to be related to its Mortgage Banking Activities.

                  (iii) The remaining one-half (1/2) of the incentive bonus (the
                        "Deferred Bonus") shall be deferred pursuant to the deferred compensation arrangement described in Exhibit A hereto.

         (c) You shall be entitled to participate in the other benefit plans of DMC upon the terms and conditions on which such benefits are made available to other employees of DMC. Nothing herein shall obligate DMC to continue any existing benefit plan or to establish any replacement benefit plan.

         (d) You shall be entitled to reimbursement for reasonable travel and entertainment expenses incurred in connection with the rendering of your services hereunder. Nothing contained herein shall authorize you to make any political contributions, including but not limited to payments for dinners and advertising in any political party program or any other payment to any person which might be deemed a bribe, kickback or otherwise and improper payment under corporate policy or practice and no portion of the compensation payable hereunder is for any such purpose.

         (e) Payments under this Agreement shall be subject to reduction by the amount of any applicable federal, Commonwealth, state or municipal income, withholding, social security, state disability insurance, or similar or other taxes or other items which may be required or authorized to be deducted by law or custom.

         (f) No additional compensation shall be due to you for services performed or offices held in any subsidiary, division, affiliate, or venture of DMC or FFCC.

4.       MISCELLANEOUS PROVISIONS RELATING TO THE BONUS AND OTHER MATTERS

         (a) Your acceptance of this Agreement will confirm that you understand and agree that the granting of the incentive compensation referred to in Section 3 (b) (the "incentive
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                  compensation"), and any action thereunder, does not involve any statement or representation of any kind by DMC as to its business, affairs, earnings or assets, or as to the tax status of the incentive compensation or the tax consequences of any payment thereof, or otherwise. You further agree that any action at any time taken by or on behalf of DMC or by its directors or any committee thereof, which might or shall at any time adversely affect you or the incentive compensation, may be freely taken notwithstanding any such adverse effect without your being thereby or otherwise entitled to any right or claim against DMC, FFCC or any other person or party by reason thereof.

         (b) The incentive compensation is personal to you and is not transferable or assignable either by your act or by operation of law, and no assignee, trustee in bankruptcy, receiver or other party whosoever shall have any right to demand any incentive compensation or any other right with respect to it. If, in the event of your death or incapacity, your legal representative shall be entitled to demand the incentive compensation under any of the provisions hereof then, unless otherwise indicated by the context or otherwise required by any term hereof, references to "you" shall apply to said representative.

         (c) If and when questions arise from time to time as to the intent, meaning or application of any one or more of the provisions hereof such questions will be decided by the Board of Directors of DMC or any Committee appointed to consider such matters, or, in the event DMC is merged into or consolidated with any other corporation, by the Board of Directors (or a Committee appointed by it) of the surviving or resulting corporation, and the decision of such Board of Directors or Committee, as the case may be, as to what is a fair and equitable settlement of each such question or as to what is a fair and proper interpretation of any provision hereof or thereof, whatever the effect of such a decision may be, beneficial or adverse, upon the incentive compensation, shall be conclusive and binding and you hereby agree that the incentive compensation is granted to and accepted by you subject to such condition and understanding. You understand that the incentive compensation is not held or set aside in trust and (1) DMC may seek to retain, offset, attach or similarly place a lien on such funds in circumstances where you have been discharged for cause and shall be entitled to do so for (x) malfeasance damaging to DMC, (y) conversion to you of opportunity of DMC of FFCC, or (z) a violation of FFCC's conflict of interest policy, in each case as determined in the sole discretion of the Board of Directors, and (2) in the event DMC is unable to make any payment under this Agreement because of insolvency, bankruptcy or similar status or proceedings, you will be treated as a general unsecured creditor of DMC and may be entitled to no priority under applicable law with respect to such payments.

5.       RESTRICTIONS ON COMPETITION

         During the term of this Agreement and for a period of one year after you cease to be an employee of DMC or an affiliate of DMC or FFCC, you will not, without the prior written consent of DMC, (a) accept employment or render service to any person, firm or corporation, directly or indirectly, in competition with DMC or FFCC, or any affiliate thereof for any purpose which would be competitive with the mortgage banking business within the Commonwealth of Puerto Rico or any other geographic area in which DMC or any affiliate of DMC or FFCC by which you were employed, conducted operations (the "Restricted Area") or any business by which you were employed within two years prior thereto (collectively, the "Restricted Businesses") or (b) directly or indirectly, enter into or in any manner take part in or lend your name, counsel or assistance to any venture, enterprise, business or endeavor, whether as proprietor, principal, investor, partner, director, officer, employee, consultant, adviser, agent, independent contractor or in any other capacity whatsoever for any purpose which would be competitive with the Restricted Businesses in the Restricted Area. An investment not exceeding 5% of the outstanding stock in any corporation regularly traded on any national securities exchange or in the over-the-counter market shall not be deemed to violate this provision, provided that you shall not render any services for such corporation.


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6.       TERMINATION OF EMPLOYMENT

         (a) Your employment hereunder may be terminated for dishonesty, death, incapacity, or inability to perform the duties of your employment on a daily basis, resulting from physical or mental disability caused by illness, accident or otherwise or refusal to perform the duties and responsibilities of your employment hereunder, or breach of fidelity to DMC.

         (b) At any time following a "Change in Control" of DMC, this Agreement may be terminated by DMC or you on 30 days' written notice to you or FFCC, as the case may be, such termination to be effective as of the end of the calendar year during which such notice is given. As used herein, a "Change in Control" shall be deemed to have occurred at such time as any person other than FFCC or an entity controlled by or under common control with FFCC ceases to be the owner of at least 51% of the outstanding voting securities of DMC.

         (c) If at any time you shall voluntarily terminate your employment, then this Agreement, except for Section 5 hereof, shall terminate and all further obligations of FFCC hereunder shall cease, provided that in any termination pursuant to subsection (b) of this Section 6 you shall be entitled to receive all compensation due to you pursuant to Section 3(a) hereof (but not 3 (b) --(c)) for the calendar year in which such date of termination occurs.

                  You agree that this Section 6 shall create no additional rights in you to direct the operations of DMC.

7.       WAIVERS AND MODIFICATIONS

         No waiver by either party of any breach by the other of any provisions hereof shall be deemed to be a waiver of any later or other breach thereof, or as a waiver of any such or other provision of this Agreement. This Agreement sets forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharge or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

8.       SEVERABILITY

         Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective under applicable law. In the event that any provision, or any portion of any provision, of this Agreement shall be held to be void and unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision found void or unenforceable in part only, shall continue in full force and effect.

9.       ARBITRATION

         Any dispute arising under this Agreement shall be submitted to arbitration in New York, New York under the rules of the American Arbitration Association.

10.      NOTICES

         Any notice or communication required or permitted to be given hereunder shall be deemed duly given if delivered personally or sent by registered or certified mail, return receipt


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         requested, to the address of the intended recipient as herein set forth or to such other address as a party may therefore have specified in writing to the other by delivering or mailing in a similar manner. Any notice or communication intended for DMC shall be addressed to the attention of its Board of Directors.

11.      GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the Commonwealth of Puerto Rico.


12.      MISCELLANEOUS

         This Agreement shall be binding upon the successors and assigns of DMC. This Agreement is personal to you, and you therefore may not assign your duties under this Agreement. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or to affect the meaning hereof.

         If the foregoing terms and conditions correctly embody your mutual understanding with DMC, kindly endorse your acceptance and agreement therewith in the space below provided, whereupon this shall become a binding agreement.

         Very truly yours,

         DORAL MORTGAGE CORPORATION



         By: /s/ Salomon Levis
             -----------------------------
         Name: Salomon Levis
         Title: Chairman of the Board and
         Chief Executive Officer



         Accepted and Agreed to as of the
         date first above set forth:



         /s/ Edison Velez
         ---------------------------------
             Edison Velez